Exhibit 10.1

THIRD AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of October 18, 1999, as amended by that certain Amendment to Employment Agreement dated May 20, 2000, and that certain Second Amendment to Employment Agreement dated November 28, 2000, by and between Total Renal Care Holdings, Inc. (now known as DaVita Inc.) (the “Company”) and Kent J. Thiry (“Executive”). Specifically, the parties agree to amend the Agreement as follows:

1. Effective April 1, 2005, Section 2.3(a) is hereby deleted in its entirety and replaced by the following:

“For each calendar year, commencing with calendar year 2005, Executive shall be eligible to receive a bonus (the “Bonus”) which may be based upon the achievement of established goals and/or an assessment of the performance of the Company and Executive during the year. The amount of the Bonus, if any, for each such calendar year will be determined and approved by the Compensation Committee of the Board and/or the Independent Directors as contemplated by the Charter of the Compensation Committee of the Board.”

In all other respects, and with the exception of the previous amendments, the Agreement remains unchanged and in full force and effect.

DAVITA INC.

By:	/s/ RICHARD B. FONTAINE	March 30, 2005
	Richard B. Fontaine, Director	Date

EXECUTIVE

/s/ KENT J. THIRY	March 30, 2005
Kent J. Thiry	Date